Exhibit 10.2

ASSET PURCHASE AGREEMENT
Between
VEMICS, INC.
and
E LEARNING DESKTOP VENTURES, INC.

This ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of January 25, 2007 ("Effective Date"), by and between Vemics, Inc., a Nevada Corporation whose address is 523 Avalon Gardens Drive, Nanuet, New York 10954 ("Vemics''), and E Learning Desktop Ventures Inc., a Canadian Corporation whose address is 2301 Haines Rd # 201, Mississauga ON Canada ("EL Desktop").

1.            Sale of business assets.

(a) Sale.  On the terms and subject to the conditions set forth herein, EL Desktop shall sell, convey, transfer, assign, and deliver to Vemics, and Vemics shall purchase, acquire and accept, as provided for and subject to the limitations set forth herein, all of EL Desktop's assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill of every kind and description, wherever located, including but not limited to those set forth on or as provided for in Exhibit A (Asset List) and Exhibits A-I through A-5 (Contracts), all as they exist upon the consummation of closing (collectively, the "Assets"). Vemics shall have the option (exercisable in its sole and absolute discretion) to accept or reject the sale, conveyance, transfer assignment and/or delivery of any EL Desktop assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill, including but not limited to any of the leases listed in Exhibit B herein; any such items so rejected by Vemics shall be retained by EL Desktop and shall not be included within the Assets. With respect to all EL Desktop assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill, including but not limited to any of the leases listed in Exhibit B herein that EL Desktop obtains after the Effective Date, within 10 days of entering into or otherwise obtaining such assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill, including but not limited to any of the leases listed in Exhibit B, EL Desktop shall provide written notice thereof to Vemics, which notice shall be accompanied by a complete and correct copy of the assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill, including but not limited to any of the leases listed in Exhibit B; Vemics shall have 30 days after receipt of all of the foregoing from EL Desktop to accept or reject the assignment of such assets, contracts, agreements, properties, business, intellectual property, copyrights, patents, trademarks, leases and goodwill, including but not limited to any of the leases listed in Exhibit B.

Desktop must reveal to and notify Vemics, in writing, of all revenue-generating contracts, agreements, memoranda of agreements and other business arrangements that EL Desktop has entered into and/or will enter into in the future ("New Contracts"). Such notice shall be provided by EL Desktop to Vemics within 15 days of the first to occur of (i) the parties' execution and delivery of, or (ii) EL Desktop's direct or indirect receipt of any income, payments or other compensation from, any such New Contracts. Upon written demand of Vemics, EL Desktop will assign to Vemics, at no additional cost or expense, any or all such New Contracts. These New Contracts shall include but not be limited to the contracts attached hereto as Exhibits A-1 through A-5 (the "Contracts"). EL Desktop shall be under a continuing on-going obligation now and in the future to reveal and notify Vemics of any such New Contracts, and its failure to do so shall be a material breach of this Agreement.  EL Desktop represents and warrants to Vemics that (1) all contracts being assigned to Vemics under this Agreement (including the Contracts) are in full force and effect and are valid and enforceable in accordance with their terms, (2) no party to any such contract is in breach in any manner whatsoever of its liabilities, duties and/or obligations under such contract and (3) such contracts are fully assignable to Vemics as written without the need of any consents or approvals.

(c)            No Assumption of liabilities.  Vemics shall not now and/or in the future assume, pay, perform, or discharge any debts, obligations, contracts, agreements, leases and liabilities of EL Desktop of any kind, character, or description, whether accrued, absolute, contingent, or otherwise (regardless of whether reflected or reserved against on EL Desktop's balance sheets, books of account, and records); provided, however, that, subject to the terms and conditions of this Agreement, Vemics shall assume and agree to discharge and perform, when due, any those debts, obligations and liabilities arising entirely after the Closing Date under those contracts, agreements and leases included in the Assets (excluding any debts, obligations and/or liabilities accruing, arising out of or relating to any breach or default by EL Desktop on or prior to the Closing Date under any such contracts, agreements and leases included in the Assets).  EL Desktop agrees to fully pay or otherwise satisfy when due, and to indemnify, hold harmless and defend Vemics from and against, all claims, debts, liabilities, obligations, duties, defense costs (including reasonable attorneys' fees), judgments and other expenses arising out of those debts, obligations, contracts, agreements, leases and/or liabilities of EL Desktop not specifically assumed by Vemics under this Agreement.

(d)            Assurance.  EL Desktop warrants and represents that Vemics shall not be subjected to any liability to any third party as the result of this Agreement, except as otherwise provided in Section 1(c) with respect to debts, obligations and liabilities arising entirely after closing under those contracts, agreements and leases included in the Assets.

(e)            Conveyances.  The sale, conveyance, transfer, assignment, and delivery of the Assets shall be effected by deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer and conveyance, in form and substance acceptable to Vemics (collectively, the "Closing Documents'', which shall be executed and delivered by EL Desktop at closing.

(f)            Additional documents.  EL Desktop shall, at any one or more times after the Closing Date, upon Vemics' request, execute, acknowledge, and deliver all further deeds, assignments, transfers, conveyances, powers of attorney, and assurances, and do all other acts and things, that are required or appropriate to assign, transfer, grant, convey, assure, and confirm to Vemics, or to its successors and assigns, or to aid and assist in collecting and reducing to possession, any of or all the Assets to Vemics, and/or any of or all the obligations of EL Desktop to be assigned to, and assumed, paid, performed, and/or discharged by Vemics pursuant to this Agreement.

2.            Composition of purchase price.  On the terms and subject to the conditions herein set forth, Vemics shall issue and deliver to EL Desktop on the Closing Date:

(a)            Common stock.  At closing, Vemics will issue to EL Desktop an aggregate of one million one hundred eleven thousand one hundred twelve (1,111,112) restricted shares (the "Shares") of Vemics common stock, with a par value of $.00I per share (the "Common Stock"), all of which Shares shall be registered in the name of EL Desktop. With respect to said Shares, (i) at closing stock certificates representing one million (1,000,000) restricted shares of Common Stock will be delivered by Vemics to EL Desktop, and (ii) at closing stock certificates representing the remaining one hundred eleven thousand one hundred twelve (111,112) restricted shares of Common Stock (the "Escrowed Shares") will be presented by Vemics to EL Desktop along with a blank stock power relating to said Escrowed Shares, and thereupon EL Desktop will sign the stock power in blank (with a signature guaranty) and deliver said signed stock power and said stock certificates representing the Escrowed Shares to Vemics to be held in escrow pursuant to this Agreement.  Vemics will hold said stock power and Escrowed Shares in escrow to offset any losses, debts, obligations or liabilities which may be borne or incurred by Vemics due to, arising out of or otherwise relating to any breach or violation of this Agreement (including without limitation Section 1(c) of this Agreement) by EL Desktop (collectively, "Losses").  If by July 16, 2007, Vemics has not borne or incurred any Losses, and EL Desktop is not in breach or violation of any term and condition of this Agreement (including without limitation Section 1(c) of this Agreement), then, subject to the terms and conditions of this Agreement, the Escrowed Stock will be released by Vemics to EL Desktop. If on or prior to July 16, 2007, Vemics has borne or incurred any Losses, or EL Desktop is in breach or violation of any term and condition of this Agreement (including without limitation Section 1(c) of this Agreement), then on July 16, 2007, Vemics shall so notify EL Desktop, and may offset its Losses and any other damages incurred or to be incurred by Vemics as a result thereof on a dollar-for-dollar basis against the Escrowed Shares, in which event each such Escrowed Share shall be valued at the average of the closing prices of Vemics Common Stock over the 30 trading days immediately preceding July 16, 2007, as reported in the pink sheets or, if Vemics Common Stock is traded on an exchange, as reported by such exchange (if Vemics Common Stock is not traded in the pink sheets or on an exchange an any date during said 30 trading days, each Escrowed Shares shall be valued at US$.90); provided, however, in the event any such Losses and/or other damages have not been liquidated on or prior to July 16, 2007 (including without limitation any Losses or damages which may be reasonably anticipated by Vemics to be incurred after July 16, 2007), then, for purposes of any such offset, on July 16, 2007, Vemics may make a reasonable estimate of the amount of such unliquidated Losses and/or other damages which Vemics may incur. In the event of any such offset by Vemics, the Escrowed Shares as to which the offset is applied (rounded up to the next whole share) shall be deemed repurchased by Vemics from - EL Desktop and to thereupon become authorized but unissued shares, and any Escrowed Shares as to which the offset is not applied shall, subject to the terns and conditions of this Agreement, be released and delivered to EL Desktop.

(b)            Common stock bonus - Warrant and Additional Warrant.

(1)            Warrant.  Subject to the provisions of this Section, on February 28, 2008, Vemics will issue to EL Desktop a warrant for restricted shares of Vemics Common Stock, not to exceed 750,000 restricted shares of Vemics' Common Stock, with a strike price of US$.90 per share of Common Stock and a term of 5 (five) years, which warrant shall be in the form attached hereto as Exhibit C (the "Warrant").  The number of restricted shares of Vemics Common Stock to be subject to the Warrant will be based on the amount of net revenue received by Vemics which is generated by E. James Pennington ("Pennington") as an employee of Vemics between the Closing Date and February 28, 2008, according to the matrix below; provided, however, that no Warrant shall be issued if the amount of net revenue received by Vemics which is generated by the International Education Solutions Division directed by E James Pennington between the Closing Date and February 28, 2008, is not at least US$975,000:

Target Net Revenue:	US$1,500,000
Date to Reach Target Net Revenue:	February 28, 2008

% of Target Net Revenue Reached	Percentage of Warrant which will be exercisable	Number of shares which will be exercisable under the Warrant
Less than 65%	-0-% (no Warrant to be issued)	-0- shares (no warrant to be issued)
65%	45%	337,500 shares
75%	60%	450,000 shares
85%	75%	562,500 shares
95%	90%	675,000 shares
100% or more	100%	750,000 shares

(2)            Additional Warrant.

(i) Subject to the provisions of this Section, on February 28, 2008, Vemics will issue to EL Desktop an additional warrant for 750,000 restricted shares of Vemics Common Stock, with a strike price equal to 90% of the average of the closing prices of Vemics Common Stock over the 30 trading days immediately preceding February 28, 2008 (as reported in the pink sheets or, if Vemics Common Stock is traded on an exchange, as reported by such exchange) (if Vemics Common Stock is not traded in the pink sheets or on an exchange an any date during said 30 trading days, a share of Vemics Common Stock shall be valued at US$.90 so that the strike price would be US$.81), if the amount of net revenue received by Verities which is generated by Pennington as an employee of Vemics between the Closing Date and February 28, 2008, is US$2,250,000 or more. If Vemics does, or is obligated to, issue such an additional warrant to EL Desktop pursuant to this Section 2(b)(2)(i), then no additional warrant shall be issued or issuable pursuant to Section 2(b)(2)(ii).

(ii) Subject to the provisions of this subsection, if Vemics does not and is not obligated to issue an additional warrant to EL Desktop pursuant to Section 2(b)(2)(i), then on February 28, 2009, Vemics will issue to EL Desktop an additional warrant for 750,000 restricted shares of Vemics Common Stock, with a strike price equal to 90% of the average of the closing prices of Vemics Common Stock over the thirty trading days immediately preceding February 28, 2009 (as reported in the pink sheets or, if Vemics Common Stock is traded on an exchange, as reported by such exchange) (if Vemics Common Stock is not traded in the pink sheets or on an exchange an any date during said 30 trading days, a share of Vemics Common Stock shall be valued at US$.90 so that the strike price would be US$.81), if the amount of Vemics' net revenue which is generated by Pennington as an employee of Vemics between March 1, 2008 and February 28, 2009, is US$3,000,000 or more.

(iii) Any additional warrant issued by Vemics pursuant to this Section 2(b)(2) (an "Additional Warrant") shall be for a term of 5 (five) years, and shall be in substantially the same form as the Warrant attached hereto as Exhibit C.  In the event any stock split, reverse stock split, recapitalization, merger, consolidation, conversion, or similar transaction to which Vemics is a party occurs prior to the issuance of any Additional Warrant, then, notwithstanding Sections 2(b)(2)(i) and (ii) above, Vemics may, in ifs reasonable discretion, appropriately adjust the strike price and/or number, class or type of shares to be received upon exercise of the Additional Warrant as if the Additional Warrant had been issued immediately prior to such event or transaction.

(c)            Restrictions and Rights.  The following provisions shall apply to the Vemics Shares, the Warrant, Additional Warrant and the Additional Shares (as defined below):

(1)            The Shares are not, and if and when issued neither (i) the Warrant and any securities issued upon exercise of the Warrant, (ii) the Additional Warrant and any securities upon exercise of the Additional Warrant, nor (iv) the Additional Shares will be, registered under the Securities Act of 1933, as amended ("Securities Act"), or under any state "blue sky" laws (collectively, "State Acts"). The Shares are, and if and when issued (i) the Warrant and any securities issued upon exercise of the Warrant, (ii) the Additional Warrant and any securities upon exercise of the Additional Warrant, and (iii) the Additional Shares will be, "restricted securities," as that term is defined in U.S. Securities and Exchange Commission ("SEC") Rule 144, and may not be sold, assigned, transferred or otherwise disposed of unless registered under the Securities Act and all applicable State Acts or unless exemptions from such registration requirements are available for such transaction.

(2) The certificate or certificates evidencing the Vemics Shares (including any Escrowed Shares) to be delivered to EL Desktop, or, if and when issued, evidencing (i) the Warrant and any securities issued upon exercise of the Warrant, (ii) the Additional Warrant and any securities issued upon exercise of the Additional Warrant, and (iii) the Additional Shares, will bear a restrictive legend substantially in the following form as long as applicable:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT REGISTRATION OF THESE SECURITIES IS NOT REQUIRED UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS."

(3)  (i)            If, at any time after the first anniversary of the Closing Date, Vemics files a registration statement under the Securities Act for purposes of a public offering of securities of the Vemics for its own account, it shall notify EL Desktop in writing (the "Company Notice"). EL Desktop shall have the right (the "Piggyback Right"), subject to the limitations set forth in this Section, to include in any such registration statement all or any portion of the Vemics' Shares and Additional Shares then held by EL Desktop. In order to exercise the Piggyback Right, EL Desktop shall give written notice to Vemics (the "Piggyback Notice") no later than fifteen (15) days following the date on which the Vemics gives the Company Notice. The Piggyback Notice shall set forth the number of Vemics' Shares and Additional Shares that EL Desktop desires to include in the registration statement. All expenses of any such registration will be paid by the Vemics.

(ii) If the registration statement under which Vemics gives a notice under this Section is for an underwritten offering, Vemics shall so advise the EL Desktop in the Company Notice.  In such event, the right of any EL Desktop to be included in a registration pursuant to this Section shall be conditioned upon EL Desktop's participation in such underwritten offering and the inclusion of EL Desktop's Vemics' Shares and Additional Shares in the underwritten offering to the extent provided herein. All holders of Vemics' Shares and Additional Shares proposing to distribute their shares by means of such underwritten offering (including without limitation EL Desktop) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Vemics. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing or other factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to Vemics; second, if and to the extent permitted by the underwriter, to EL Desktop with respect to the Vemics' Shares and Additional Shares; and third, if and to the extent permitted by the underwrite, to any other stockholder of Vemics (i.e., other than EL Desktop) on a pro rata basis. No such reduction shall reduce the securities being offered by Vemics for its own account to be included in the registration and underwriting.  If EL Desktop disapproves of the terms of any such underwriting, EL Desktop may elect to withdraw therefrom by written notice to Vemics and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement.

(iii)            Vemics shall have the right to terminate or withdraw any registration initiated by it under this Section prior to the effectiveness of such registration whether or not EL Desktop has elected to include securities in such registration.

(4)            With a view to making available to EL Desktop the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit EL Desktop to sell securities of Vemics to the public without registration, Vemics agrees to use reasonable efforts, after the first anniversary of Closing Date and so long as the EL Desktop owns any Vemics' Shares or Additional Shares, to: (i) make and keep available adequate current public information with respect to Vemics, as those terms are understood and defined in SEC Rule 144; (ii) to file with the SEC in a timely manner all reports and other documents required of Vemics under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (at any time after Vemics has become subject to such reporting requirements); and (iii) furnish to any EL Desktop forthwith upon request (A) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after Vemics so qualifies); and (B) to the extent accurate, a copy of the most recent annual or quarterly report of Vemics and such other reports and documents so filed by Vemics.

(d)            Cash or Additional Shares. Vemics shall pay to EL Desktop Creditors up to US$250,000 in cash to satisfy any outstanding debts, liabilities or obligations to EL Desktop's present creditors (collectively, the "Cash Payments") identified in "Exhibit D " (collectively the "EL Desktop Creditors") with payment to be made to EL Desktop Creditors on before the date indicated on said "Exhibit D".  This Section 2(d) is subject to Section I (c) above, and in the event of any inconsistency, Section 1(c) shall control.  Any such Cash Payments so made by Vemics will be used by EL Desktop to satisfy its current financial obligations, and Vemics may require a final determination of what these financial obligations are prior to making any such Cash Payment. Exhibit D is a list prepared by EL Desktop of its current financial obligations.  No Cash Payments so made by Vemics will be paid, directly or indirectly, by EL Desktop to the management or shareholders of EL Desktop, except for such monies as are due for back salaries, expenses and documented loans made to EL Desktop (excluding direct equity investments made by, and any convertible debentures held by, management or shareholders of EL Desktop, which shall not be paid or otherwise satisfied, in whole or in part, directly or indirectly, with any such Cash Payments by Vemics).  If on or before September 15, 2007, Vemics has not made Cash Payments aggregating US$250,000 pursuant to this Section 2(d), then on September 16, 2007, Vemics will issue to EL Desktop such number of additional restricted shares (the "Additional Shares") of Vemics Common Stock, registered in the name of EL Desktop and rounded up to the next whole share, as shall have an aggregate value equal to the difference between US$250,000 and the dollar amount of the aggregate Cash Payments (if any) made by Vemics on or prior to September 15, 2007. For this purpose, each Additional Share shall be valued at the average of the closing prices of Vemics Common Stock over the 30 trading days immediately preceding September 16, 2007, as reported in the pink sheets or, if Vemics Common Stock is traded on an exchange, as reported by such exchange (if Vemics Common Stock is not traded in the pink sheets or on an exchange an any date during said 30 trading days, each Escrowed Shares shall be valued at US$.90).

(e)            Excluded property. Vemics shall not acquire, and EL Desktop shall retain, all assets and property of EL Desktop which are not assigned to Vemics pursuant to this Agreement.

(f)            Transfer of Lease Interests.  EL Desktop covenants and agrees that it will offer to transfer to Vemics, for no additional consideration, any lease or leasehold interest in the properties it has in its possession now (referred to in Exhibit B.) or in the future (at which time Vemics will have sole option whether to accept or reject said lease interest). With respect to all leases and leasehold interests currently held by EL Desktop (referred to in Exhibit B), Vemics shall furnish an estoppel certificate from each lessor under such leases, whereby the lessors will verify that each of the leases is not in default and is in full force and effect as of the date of closing. Such estoppel certificate shall contain a provision whereby the lessor consents to the transfer. With respect to all leases and leasehold interests currently held by EL Desktop (referred to in Exhibit B), Vemics will accept or reject such assignment at closing. With respect to all leases and leasehold interests that EL Desktop obtains after the Effective Date, within 10 days of entering into or otherwise obtaining such lease or leasehold interest, EL Desktop shall provide written notice thereof to Vemics, which notice shall be accompanied by a complete and correct copy of the applicable lease and any other documents and agreements related thereto, along with an estoppel certificate as described above in this Section 2(f) from the applicable lessor; Vemics shall have 30 days after receipt of all of the foregoing from EL Desktop to accept or reject the assignment of such new lease or leasehold interest.

(g)            Vemics ' account.  From and after the Effective Date, all operations relating to EL Desktop's Assets to be conveyed to Vemics shall be for the account, and shall accrue to the benefit, of Vemics.

3.            Representations and warranties of EL Desktop.  EL Desktop hereby represents and warrants to Vemics as follows:

(a)            Duly organized.  EL Desktop is a corporation duly organized and validly existing in good standing under the laws of Canada, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted.

(b)            Subsidiary corporations. EL Desktop has no subsidiary corporations.

(c)            Leases. Exhibit B is a list and brief description of all material leases and agreements under which EL Desktop leases, holds, and operates real property or significant items of personal property. All such leases and agreements are assignable except as stated therein, and no material adverse claim against, or defect in, the interest purportedly leased or given under or by any such instrument exists. EL Desktop is not in default with respect to any instrument on such list. EL Desktop owns outright and has good and marketable title to all the assets and properties listed in Exhibit A, Exhibit A-1 through Exhibit A-5, and Exhibit B.

(d)            Intangible property.  Exhibit E is a list of all material United States and Canadian patents, patent applications, and trademarks owned by or registered in the name of EL Desktop or in which EL Desktop has any rights, and in each case a brief description of the nature of such rights. EL Desktop is not a licensor in respect of any United States or Canadian patents, trademarks, trade names, and applications therefor, except as stated in such list.

(e)            Insurance. Exhibit F contains a brief description of all material policies of fire, liability, and other forms of insurance held by EL Desktop.

(f)            Authorization.  EL Desktop's Board of Directors have approved this Agreement and the transactions contemplated herein, and have authorized the execution and delivery of this Agreement by EL Desktop. This Agreement and the transactions contemplated herein, including the conveyance, assignment, transfer, and delivery of the Assets of EL Desktop, have been consented to in writing by the shareholders of record of EL Desktop who are entitled to vote thereon. This Agreement and the transactions contemplated herein have been authorized and approved by all necessary corporate action of EL Desktop.

This Agreement constitutes the legal, valid and binding obligation of EL Desktop, enforceable against EL Desktop in accordance with its terms. When executed and delivered by EL Desktop, the Closing Documents will constitute the legal, valid and binding obligations of EL Desktop, enforceable against EL Desktop in accordance with their respective terms.

(g)            EL Desktop has the Legal right, power, authority and ability to execute and deliver this Agreement and the Closing Documents and to perform its obligations thereunder, including without limitation to transfer all of the Assets to Vemics. EL Desktop hereby certifies that its intellectual property, patents, copyrights, and trademarks do not and will not infringe upon or misappropriate any intellectual property, copyright, patent, right of publicity or privacy (including but not limited to defamation), trade secret, trademark, or other proprietary rights of any third party. In addition, EL Desktop hereby certifies that none of its Assets are subject to any lien or encumbrance by any third party. EL Desktop also certifies that the Contracts referenced herein are in good standing and that EL Desktop is in full performance and compliance with said Contracts and said Contracts are not subject to any right, setoff or encumbrance by any third party.

(h)            EL Desktop's performance of this Agreement will not conflict with any other contract or other agreement to which EL Desktop is a party or otherwise bound.

(i)            EL Desktop warrants that none of the Assets are subject to any lien or encumbrance of any kind in favor of any lender or other person.

(j)            EL Desktop agrees to indemnify, hold harmless and defend Vemics from and against all claims, defense costs (including reasonable attorneys' fees), judgments and other expenses arising out of the breach of any provisions of this Agreement by EL Desktop.

(k)            EL Desktop is acquiring the Shares, the Warrant, the Additional Warrant and the Additional Shares for its own account and will not sell, assign, transfer, or otherwise dispose of any of the Shares, the Warrant (or any securities issued upon exercise of the Warrant), the Additional Warrant (or any securities issued upon exercise of the Additional Warrant), any of the Additional Shares (collectively, the "Vemics Securities"), or any interest in any of the Vemics Securities, without registration under the Securities Act, and all applicable State Acts, except in a transaction which is exempt from such registration requirements. EL Desktop has no pm-existing plan or proposal to, and EL Desktop has not and will not within the one-year period following the Closing Date, distribute or adopt a plan or proposal to distribute any or all of the Vemics Securities to its shareholders and/or other persons, whether in connection with a dissolution of EL Desktop or otherwise, without the prior written consent of Vemics or unless such Vemics Securities have been registered under the Securities Act and all applicable State Acts.

EL Desktop has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Vemics Securities, and has obtained, in its judgment, sufficient information from Vemics to evaluate the merits and risks of an investment in the Vemics Securities. EL Desktop has been provided the opportunity to obtain information and documents concerning Vemics and the Vemics Securities, and has been given the opportunity to ask questions of and receive answers from, the directors and officers of Vemics concerning Vemics and the Vemics Securities and other matters pertaining to this investment. EL Desktop acknowledges and agrees that it has obtained from EL Desktop, and has reviewed, those documents listed on Exhibit G (the "Vemics Disclosure Documents"). EL Desktop is aware of the risks inherent in an investment in Vemics, and specifically the risks of an investment in the Vemics Securities (including without limitation the risks referred to in the Vemics Disclosure Documents). In addition, EL Desktop is aware and acknowledges that there can be no assurance of the future viability or profitability of Vemics, nor can there be any assurance relating to the current or future value of the Vemics Common Stock or any of the other Vemics Securities.

4.	Representations and warranties of Vemics Vemics represents and warrants to EL Desktop as follows:

(a)            Duly organized.  Vemics is a corporation duly organized and validly existing in good standing under the laws of Nevada, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted.

(b) Securities. The Shares and any Additional Shares, when issued and delivered as provided herein, will be Vemics' duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Vemics Common Stock. The Warrant and the Additional Warrant, if and when issued and delivered as provided herein, will be Vemics' duly authorized, validly issued and outstanding, warrants, and if and when any securities are issued upon any exercise of the Warrant or the Additional Warrant, such securities will be the duly authorized, validly issued and outstanding, fully paid and non-assessable securities of Vemics.

(c)            Authorization. Vemics' Board of Directors has approved this and authorized this Agreement.

5.            No assumption of liabilities by Vemics

(a)            Except as otherwise provided in Section 1(c), EL Desktop acknowledges that Vemics is acquiring EL Desktop's Assets hereunder without any assumption of EL Desktop's liabilities. EL Desktop covenants that it shall fully and timely satisfy all its present liabilities to creditors.

(b)            EL Desktop will hold Vemics harmless against all claims for products, service, and professional liability against EL Desktop arising out of sales of products or services rendered by EL Desktop.

(c)            EL Desktop represents that it has disclosed all its debts, liabilities and obligations to Vemics, and that EL Desktop has no undisclosed liabilities.

(d)            EL Desktop has paid or will pay or fully provide for all Canadian, United States and state income and other taxes which relate to the conduct of its business through the Closing Date. EL Desktop represents that there is no pending tax claim or dispute on taxes which might result in a lien against EL Desktop's Assets.

(e)            Bulk sales law.  The parties hereby waive EL Desktop's compliance with the provisions of any applicable bulk sales laws. EL Desktop shall hold a sufficient amount of the cash in trust to pay all its creditors as and when their claims come due, and hold and save Vemics harmless against any loss, damage or expense, including reasonable attorneys' fees and court costs, incurred by Vemics as a result of or attributable to the parties' failure to comply with such provisions.

(f)            Division of taxation notice.  EL Desktop shall cooperate with Vemics and give all required information to the Canadian Division of Taxation as required by the Canadian Division of Taxation, and shall cooperate with Vemics and give all required information to Vemics and the Internal Revenue Services as required by the Internal Revenue Code, and shall timely complete and execute such tax returns, forms, notices and/or reports as may be required in connection with the foregoing.

(g)            Licensing. EL Desktop will comply with all United States and Canadian laws regarding licensing and import/export restrictions of technology.

6.            Excepted transactions.  None.

7.            Access to records.  (a) Available material. Before the Closing Date, each party's officers and accredited representatives shall each have full access to the other party's plants, properties, books, accounts, and records of every kind, including, without limitation, the other party's monthly balance sheets and income and operating statements, and each will furnish the other with all additional financial and operating data and other information as to its business and properties that is from time to time reasonably requested. Each party shall authorize and direct its respective independent auditors to make available to the other party before the Closing Date any information, including access to work papers, requested by such party. Before the Closing Date, each party may also have representatives present at the taking of inventories by the other.

(b)            Unavailable material.  None.

(c)            Confidentiality. Vemics and EL Desktop mutually acknowledge that, pursuant to their respective rights to inspect the other's plants, properties, books, accounts and records, and EL Desktop's receipt of the Vemics Disclosure Documents, as provided in this Agreement, they may become privy to the other's Confidential Information, and that communication of such Confidential Information to third parties (whether such communication is authorized by Vemics or EL Desktop respectively or otherwise), or the unauthorized use of one party's Confidential Information by the other party, could damage the other's business after the transaction is completed. Vemics and EL Desktop therefore mutually agree to take reasonable steps to insure that such Confidential Information about the other, obtained by Vemics or EL Desktop respectively, or any of their respective employees, officers, agents, attorneys, or other accredited representatives, shall remain confidential, shall not be used by them except as authorized by this Agreement, and not be disclosed or revealed to third parties; provided, however, that it is agreed that Vemics may use and disclose any Confidential Information of EL Desktop that is included among the Assets acquired by Vemics pursuant to this Agreement.  "Confidential Information" includes information not ordinarily known by noncompany personnel, including customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and all other information normally understood to be confidential or otherwise designated as such by EL Desktop or Vemics respectively.

8.            (a)            Closing date.  The closing under this Agreement shall take place at 523 Avalon Gardens, Nanuet, NY 10954, Eastern Daylight Time, on January 25, 2007, at 10:00 AM, or such other date as shall be mutually agreed upon by Vemics and EL Desktop (the "Closing Date").

(b)            Payment.  All payments required to be made under this Agreement shall be made in the time period prescribed in this Agreement All stock to be issued to EL Desktop shall be issued on the applicable dates set forth herein, subject to the escrow provision set forth herein.

(c)            All Assets shall be transferred to Vemics on the Closing Date of this transaction or, with respect to Assets which may arise after the Closing Date, at such future date as set forth herein.

9.            Approval of Vemics' Board of Directors.  Vemics had previously called a meeting of its Board of Directors at which time the Board of Directors of Vemics approved this Agreement and its execution, delivery, and performance by Vemics.

10.            Employment of E. James Pennington

(a)            Principal.  Vemics affirms that it intends to employ Pennington in a principal executive capacity from and after the Closing Date, as Senior Vice President  International Sales, and EL Desktop hereby affirms that it is its understanding that Pennington intends to enter into the Vemics' employment in such a capacity from and after the Closing Date. After closing, Pennington will receive compensation of US$120,000.00 per annum, plus bonuses and commissions to be determined, as shall be set forth in a separate Employment Agreement between Vemics and Pennington to be executed and delivered at closing (the "Employment Agreement"). The Employment Agreement will have a term of 3 years, and will contain such other terms and conditions, including, but not limited to, appropriate non-competition, non-solicitation, and non-disclosure provisions as are usual and customary. This Employment Agreement shall be substantially in the form attached hereto as Exhibit H.

(c) Right to terminate.  If Pennington should die on or before the Closing Date, Vemics may terminate this Agreement by giving EL Desktop written notice on or before the Closing Date of Vemics' exercise of such termination rights.  If Vemics does not exercise its option to terminate, EL Desktop may terminate this Agreement by giving written notice to Vemics on or before the Closing Date. It shall be a condition precedent to Vemics obligation to close under this Agreement that Pennington executed and delivers the Employment Agreement on or before the Closing Date.

11.            Survival of representations and warranties.  EL Desktop's representations and warranties made in this Agreement shall survive for a period of 24 months after the Closing Date, except for the representation and warranty contained in Sections 1(c), 1(d), 5 and 14 (relating, in general, to EL Desktop's debts, liabilities and obligations not being assumed by Vemics), which shall continue to survive until all debts, liabilities and obligations are satisfied in full by EL Desktop and all applicable preference periods have expired.
Vemics' representations and warranties made in this Agreement shall not survive the Closing Date, and Vemics shall not have any subsequent liability with regard thereto.

12.            Consent of third party. (a) Assignments. To the extent that the assignment of any contract, license, lease, commitment, sales order, purchase order or any other Asset to be assigned to Vemics requires the consent of a third party, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. EL Desktop will diligently pursue and use its best efforts to obtain any required consent of the third parties to the assignment to Vemics of any such contracts, licenses, leases, commitments, sales orders, purchase orders or other Assets of EL Desktop. If such consent is not obtained prior to the Closing Date, EL Desktop will cooperate with Vemics in any reasonable arrangement designed to provide for Vemics the benefits under any such contracts, licenses, leases, commitments, sales orders, purchase orders or other Asset, including enforcement, at the cost and for the benefit of Vemics, of all EL Desktop's rights against the third party arising out of a breach or cancellation by such third party or otherwise.

(b)            Accounts receivable. Vemics may collect for its account all EL Desktop receivables and other items that are transferred to Vemics, and may endorse EL Desktop's name on all checks received on account of such items. EL Desktop shall deliver to Vemics all cash or other property EL Desktop receives for such items.

13.            Fees and expenses.  Each party shall pay their own fees and expenses incurred in preparing this Agreement, carrying it into effect, and consummating the transactions contemplated hereby.

14.            Waiver of compliance with bulk sale requirements.  Vemics waives EL Desktop's compliance provisions with the provisions of the bulk sales law as enacted in any applicable jurisdiction. EL Desktop, however, shall indemnify and hold Vemics harmless from all debts, liabilities and obligations of EL Desktop which are not assumed by Vemics under this Agreement, and from any and all liabilities resulting from noncompliance with the bulk sales law, including, but not limited to, all costs and expenses incurred in connection with the defense or settlement of any such liability or obligation (including without limitation reasonable attorneys fees).

15.            (a)            Assignment of agreement. This Agreement shall not be assignable by either party except with the other's written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Third parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement

16.            Brokerage.  Each party represents and warrants to the other that there are no rights to or claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this agreement, insofar as such rights or claims are alleged to be based on arrangements or agreements made by it or on its behalf, and each of the parties agrees to indemnify the other against and hold it harmless from all liabilities arising from any such right or claim (including, without limitation, cost of counsel fees in connection therewith).

17.            Notices.  All notices and other communications ("Notices') to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Vemics, addressed to:
Fred Zolla, President
Vemics, inc.
523 Avalon Gardens Drive
Nanuet, New York 10954

And if to EL Desktop:
E. James Pennington, President
E Learning Desktop Ventures Inc
2301 Haines Rd # 201
Mississauga ON Canada

The address for delivery of Notices may be changed by any party upon furnishing to the other the new address for Notices in accordance with the provisions of this paragraph.

18.            Entire agreement.  This Agreement, and the Closing Documents, contains the entire agreement between the parties with respect to the transactions contemplated herein, and is intended by the parties to be an integration of all of the promises, agreements, conditions, understandings, warranties, representations and covenants between the parties hereto with respect to the subject matter hereof All Exhibits referred to in this Agreement and attached hereto are hereby incorporated herein by reference. Each party has caused to be included herein all representations and warranties that it considers material for the purposes of the transactions contemplated hereby, based upon investigations which each of them has made of the other's business and affairs. The representations and warranties contained herein constitute all the representations and warranties upon which the parties have relied. Nothing contained in this Agreement, any Closing Document, nor any of the exhibits referred to herein or any other instrument or document furnished by either party to the other after the Closing Date in relation to this transaction, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document, or other instrument not misleading.

19.            Execution.  This Agreement is being executed and delivered by the parties as of the Effective Date.

20.            Governing law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of choice of law or conflicts of law.

21.            Severability of provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforcement of any other provision, or any part thereof.

22.            Headings.   The captions and titles in this Agreement are for convenience and reference only, and shall not be used to define, limit, or otherwise construe its teams and provisions.

23.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.            Actions necessary to complete transaction.  Each party hereby agrees to execute and deliver all such other documents or instruments and to take any action that is reasonably required to effectuate the transactions contemplated by this Agreement.

25.            Non-waiver.  No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, or release the other party from any claims arising out of or connected with this Agreement, unless otherwise expressly provided herein..

26.            Binding effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

27.            Time of essence. Time is of the essence of this Agreement.

In witness whereof the parties have caused this Agreement to be duly executed by their respective officers.

VEMICS:                                                                                     EL DESKTOP:
Vemics, Inc.                                                                                 E Learning Desktop Ventures Inc.

By /s/ Fred Zolla                                                        By /s/ E. James Pennington
Fred Zolla, President                                                 E. James Pennington, President

Exhibits:	A	Asset List
	A-1 through A-5	Contracts
	B	Leases
	C	Warrant
	D	Current Financial Obligations
	E	Patents
	F	Insurance
	G	Vemics Disclosure Documents
	H	Employment Agreement